                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                             _____________________

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       Date of Report (date of earliest event reported):  March 16, 1998

                               RAYTHEON COMPANY
        --------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


         Delaware                     1-13699                  95-1778500
  -----------------------        ------------------        ------------------
 (State of Incorporation)        (Commission File           (IRS Employer
                                     Number)                 Identification
                                                                Number)

      141 Spring Street
  Lexington, Massachusetts                                       02173
 --------------------------------------                       -----------
(Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code:  (781) 862-6600
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ITEM 5.  OTHER ITEMS.

    POTENTIAL YEAR 2000 ISSUES

        Raytheon Company, a Delaware corporation ("Raytheon" or the "Company") is in the process of conducting a comprehensive review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and has initiated an enterprise-wide program to resolve the issue. The Company continues to evaluate appropriate courses of corrective action, including modification or replacement of certain systems. Maintenance or modification costs will be expensed as incurred, while the costs of new software will be capitalized and amortized over the software's estimated useful life.

        The Company expects to utilize both internal staff and outside consultants and will incur other expenses related to infrastructure and facilities enhancements necessary to prepare the systems for the year 2000. A significant portion of these costs are not likely to be incremental costs to the Company, but rather will represent the deployment of existing information technology resources. Accordingly, the Company does not expect the amounts required to be expensed to have a material effect on its financial position or results of operations. The amount expensed in 1997 was not material.

        The Company presently believes that, with modifications to existing software and conversions to new software, the "Year 2000" problem will not pose significant operational problems for the Company's computer systems. It is anticipated that all reprogramming efforts will be substantially complete by December 31, 1998, allowing adequate time for testing. However, if such modifications, conversions and testing are not completed on a timely basis, the "Year 2000" problem may have a material impact on the operations of the Company. While the Company expects to complete its "Year 2000" remediation efforts on a timely basis, the "Year 2000" problem creates risk for the Company from problems from third parties with whom the Company deals. Such failures of the third parties' computer systems could have a material impact on the Company's ability to conduct its business.

    CERTAIN LITIGATION

        On December 17, 1997, Raytheon merged with and into the defense business ("Hughes Defense") of Hughes Electronics Corporation ("Hughes Electronics"), with the surviving company renamed "Raytheon Company". Prior to the merger, the business of Hughes Defense was conducted by Hughes Aircraft Company ("HAC"), an indirect subsidiary of Hughes Electronics.

        Since 1985, several actions seeking compensatory and punitive damages in unspecified amounts have been filed against HAC by plaintiffs alleging that they suffered injuries as a result of the migration of alleged toxic substances into the Tucson, Arizona water supply. These substances were disposed of at a facility owned by the United States Government which HAC operated and Raytheon now operates under a contract with the U.S. Air Force.

        In 1991, HAC settled with the approximately 2,000 plaintiffs in one of these cases, Valenzuela v. Hughes Aircraft Company, for $84.5 million. HAC's primary and excess insurance carriers contributed approximately $71 million toward the Valenzuela settlement and HAC contributed approximately $13 million. Subsequently, several of HAC's insurance carriers have sought or are seeking reimbursement of the amounts they paid. Certain of these actions have been settled or dismissed without prejudice, pending resolution of other related toxic tort actions and exhaustion of HAC's primary insurance coverage. If the insurers that have not settled with HAC prevail in the insurance coverage litigation, the Company may ultimately bear responsibility for a substantial portion of the Valenzuela settlement.

        Several other actions arising out of migration of alleged toxic substances into the Tucson water supply are still pending, including:

        1. Cordova v. Hughes Aircraft Company, et al., which was filed by an estimated 90,000 member class against HAC, McDonnell Douglas Corporation, General Dynamics Corporation and the Tucson Airport Authority as co-defendants. The court denied class certification in 1996. Fewer than 200 property damage and injury claims (with associated loss of consortium claims) remain.

        2. Yslava v. Hughes Aircraft Company, an action filed by approximately 800 individual plaintiffs, alleging injury claims (with associated loss of consortium claims). HAC filed third party claims against McDonnell Douglas Corporation, General Dynamics Corporation, the Tucson Airport Authority and the City of Tucson.

        3. Lanier v. Hughes Aircraft Company, et al., a class action seeking medical monitoring for an estimated class of 50,000 residents from the southside of Tucson.

        The Company is vigorously defending these actions, and believes both that it has strong defenses to the claims asserted against it and that it has claims for contribution against other entities. In addition, the Company has obtained state and federal court decisions requiring its insurers to pay defense costs in these actions. Although the Company believes that it has good bases for seeking indemnity coverage from its carriers, it cannot reasonably estimate what, if any, coverage may, in fact, be available.

                                   SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 17, 1998


                                   RAYTHEON COMPANY



                                   By: /s/ Christoph L. Hoffman
                                      -------------------------------------
                                      Name:   Christoph L. Hoffmann
                                      Title:  Executive Vice President
                                              Law and Corporate Administration,
                                              and Secretary